EXHIBIT 11
Statement Re: Computation of Per-Share Earnings

                                                Year ended December 31,
                                           1994         1993           1992
                                           ----         ----           ----
                                         (In thousands except per share data.)
Primary:

  Average Shares Outstanding              6,335         6,325         6,311

  Net effect of dilutive stock
   options based on the treasury
   stock method using average
   market price                              67            53            40
                                        -------       -------        ------
    Total                                 6,402         6,378         6,351
                                        =======        ======        ======
    Net Income                            9,727         5,007         3,961
                                        =======        ======        ======
Per Share Amount                          $1.52(1)      $0.78(1)      $0.62(1)
                                        =======        ======        ======

Fully Diluted:

  Average Shares Outstanding              6,335         6,325         6,311

  Net effect of dilutive stock
   options based on the Treasury
   Stock method using the period
   end market price, if higher
   than the average market price             70            58            51

  Assumed conversion of 6.5%
   convertible subordinated
   debentures (56.45 shs./$1000)          3,246           151             0
                                        -------        ------        ------
    Total                                 9,651         6,534         6,362
                                        =======        ======        ======
     Net Income                         $9,727         $5,007        $3,961

  Add 6.5% convertible subordinated
   debenture interest, net of
   federal tax effect:                    2,467           116             0
                                        -------        ------        ------
    Net Income                          $12,194        $5,123        $3,961
                                        =======        ======        ======

  Per Share Amount                        $1.26         $0.78(1)      $0.62(1)
                                        =======        ======        ======

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(1) Primary per share amounts of $1.54 for 1994, $0.79 for 1993 and $0.63 for
    1992 and fully diluted per share amounts of $0.79 for 1993 and $0.63 for 1992 reported in the consolidated financial statements exclude the net effect of dilutive stock options as the aggregate dilution from these securities was immaterial (less than three percent of earnings per common share outstanding.)